SHILOH INDUSTRIES REPORTS THIRD QUARTER FISCAL 2017 RESULTS

GROSS MARGIN EXPANSION OF 160 BASIS POINTS

VALLEY CITY, Ohio, August 29, 2017 (GLOBE NEWSWIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise, and vibration solutions to the automotive, commercial vehicle and other industrial markets, today reported financial results for its third quarter of fiscal 2017 ended July 31, 2017.

Third Quarter 2017 Highlights (compared to Third Quarter 2016):

•	Net revenue increased to $256.8 million compared to $248.8 million.

•	Gross margin increased 160 basis points to 11.2 percent compared to 9.6 percent, benefiting from favorable product mix and operational efficiencies.

•	Gross profit increased 21 percent to $28.9 million.

•	Net loss of $2.0 million includes a $3.6 million foreign tax valuation allowance to fully reserve certain deferred tax assets compared to a net loss of $0.7 million.

•	Net loss per share of $0.11 includes $0.13 from the foreign tax valuation allowance compared to a net loss per share of $0.04.

•	Adjusted earnings per share more than doubled to $0.07 from $0.03.

•	Adjusted EBITDA margin increased 60 basis points to 7.2 percent, compared to 6.6 percent.

•	Adjusted EBITDA increased 12 percent to $18.4 million.

•	New product wins represented an expected $157 million in sales over the life-of-programs.

"Our third quarter results demonstrate the significant progress Shiloh has achieved as we continue to execute our product strategy and provide innovative lightweighting solutions,” said Ramzi Hermiz, President and Chief Executive Officer, of Shiloh Industries. “We delivered positive growth in revenue, gross margin and EBITDA and remain well positioned to benefit from long-term trends impacting the mobility industry, such as global fuel efficiency and emission standards and electric and autonomous vehicle adoption. We expect these drivers to remain in place in the coming years, increasing the demand for our lightweighting products and technologies.”

Shiloh to Host Conference Call Today at 8:00 A.M. ET
Shiloh will host a conference call on Tuesday, August 29 at 8:00 A.M. Eastern Time to discuss Shiloh's 2017 third quarter fiscal financial results. The conference call can be accessed by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. Please dial-in approximately five minutes in advance and request the Shiloh third quarter fiscal 2017 results conference call. A replay will be available after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13666653. The replay will be available until September 19, 2017. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Shiloh's website at www.shiloh.com.

Investor Contact:

For inquiries, please contact Thomas Dugan, Vice President Finance and Treasurer at: 1-330-558-2600 or at investor@shiloh.com.

About Shiloh Industries, Inc.

Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market.  Shiloh designs and manufactures products within body structure, chassis and powertrain systems, leveraging one of the broadest portfolios in the industry. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with Shiloh's proprietary line of noise and vibration reducing ShilohCore™ acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. Shiloh has over 3,600 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Forward-Looking Statements
Certain statements made by Shiloh in this press release regarding our operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in our expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements due to a variety of factors, including (1) our ability to accomplish our strategic objectives; (2) our ability to obtain future sales; (3) changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; (4) costs related to legal and administrative matters; (5) our ability to realize cost savings expected to offset price concessions; (6) our ability to successfully integrate acquired businesses, including businesses located outside of the United States; (7) risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products; (8) inefficiencies related to production and product launches that are greater than anticipated; (9) changes in technology and technological risks; (10) work stoppages and strikes at our facilities and that of our customers or suppliers; (11) our dependence on the automotive and heavy truck industries, which are highly cyclical; (12) the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production; (13) regulations and policies regarding international trade; (14) financial and business downturns of our customers or vendors, including any production cutbacks or bankruptcies; (15) increases in the price of, or limitations on the availability of aluminum, magnesium or steel, our primary raw materials, or decreases in the price of scrap steel; (16) the successful launch and consumer acceptance of new vehicles for which we supply parts; (17) the impact on financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of our operating results; (18) the occurrence of any event or condition that may be deemed a material adverse effect under our outstanding indebtedness or a decrease in customer demand which could cause a covenant default under our outstanding indebtedness; (19) pension plan funding requirements; and (20) other factors besides those listed here could also materially affect our business. See "Part II, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2017 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents we file from time to time with the SEC.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “EBITDA,” “adjusted EBITDA," "adjusted EBITDA margin" and "adjusted earnings per share." We define EBITDA as net income / (loss) before interest, taxes, depreciation and amortization. We define adjusted EBITDA as net income / (loss) before interest, taxes, depreciation, amortization, and other adjustments as described in the reconciliations accompanying this press release. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues as shown in the reconciliations accompanying this press release. Adjusted earnings per share excludes certain income and expense items as shown in the reconciliation accompanying this press release. We use EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented in this release are not measures of performance under GAAP. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expenses in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Adjusted Earnings Per Share Reconciliation	Three Months Ended July 31,		Nine Months Ended July 31,
	2017	2016	2017	2016
Net income (loss) per common share (GAAP)
Basic	$(0.11)	$(0.04)	$0.01	$(0.09)
Tax valuation reserve	0.13	—	0.13	—
Plant optimization activities	—	0.04	0.07	0.04
Amortization of intangibles	0.02	0.02	0.06	0.06
Asset impairment	—	—	0.03	0.01
Marketable securities	0.03	—	0.03	—
Professional fees	—	—	0.06	0.07
Foreign adjustments	—	0.01	—	0.01
Basic adjusted earnings per share (non-GAAP)	$0.07	$0.03	$0.39	$0.10

Adjusted EBITDA Reconciliation	Three Months Ended July 31,			Nine Months Ended July 31,
	2017		2016	2017	2016
Net income (loss) (GAAP)	$(1,982)		$(678)	$229	$(1,596)
Depreciation and amortization	10,846		9,462	30,946	28,385
Interest expense, net	3,784		4,645	12,794	13,511
Income taxes	4,439		1,344	6,686	(203)
EBITDA (non-GAAP)	17,087		14,773	50,655	40,097
Plant optimization activities	—	—	1,000	1,978	1,000
Stock compensation expense	555		333	1,372	784
Asset impairment	—		—	915	273
Marketable securities	803		—	873	—
Professional fees	—		—	1,557	1,800
Foreign adjustments	—		350	—	350
Adjusted EBITDA (non-GAAP)	$18,445		$16,456	$57,350	$44,304
Adjusted EBITDA margin (non-GAAP)	7.2%		6.6%	7.4%	5.6%

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollar amounts in thousands)

	July 31, 2017	October 31, 2016

ASSETS:
Cash and cash equivalents	$14,271	$8,696
Investment in marketable securities	177	174
Accounts receivable, net of allowance for doubtful accounts of $686 and $790 at July 31, 2017 and October 31, 2016, respectively	156,465	183,862
Related-party accounts receivable	359	1,235
Prepaid income taxes	3,260	1,653
Inventories, net	62,234	60,547
Prepaid expenses and other assets	32,377	36,986
Total current assets	269,143	293,153
Property, plant and equipment, net	267,465	265,837
Goodwill	28,126	27,490
Intangible assets, net	15,593	17,279
Deferred income taxes	6,318	9,974
Other assets	8,241	12,696
Total assets	$594,886	$626,429
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current debt	$1,427	$2,023
Accounts payable	148,089	158,514
Other accrued expenses	44,298	40,824
Accrued income taxes	395	1,686
Total current liabilities	194,209	203,047
Long-term debt	177,276	256,922
Long-term benefit liabilities	23,508	23,312
Deferred income taxes	10,371	4,734
Interest rate swap agreement	2,702	5,036
Other liabilities	849	588
Total liabilities	408,915	493,639
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at July 31, 2017 and October 31, 2016, respectively	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 23,123,792 and 17,614,057 shares issued and outstanding at July 31, 2017 and October 31, 2016, respectively	231	176
Paid-in capital	112,034	70,403
Retained earnings	118,902	118,673
Accumulated other comprehensive loss, net	(45,196)	(56,462)
Total stockholders’ equity	185,971	132,790
Total liabilities and stockholders’ equity	$594,886	$626,429

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2017	2016	2017	2016
Net revenues	$256,847	$248,832	$777,816	$784,151
Cost of sales	227,992	224,922	691,945	718,071
Gross profit	28,855	23,910	85,871	66,080
Selling, general & administrative expenses	21,251	17,546	63,134	51,882
Amortization of intangible assets	565	566	1,694	1,695
Asset impairment	—	—	41	273
Operating income	7,039	5,798	21,002	12,230
Interest expense	3,785	4,645	12,797	13,517
Interest income	(1)	—	(3)	(6)
Other expense	798	487	1,293	518
Income (loss) before income taxes	2,457	666	6,915	(1,799)
Provision (benefit) for income taxes	4,439	1,344	6,686	(203)
Net income (loss)	$(1,982)	$(678)	$229	$(1,596)
Income (loss) per share:
Basic income (loss) per share	$(0.11)	$(0.04)	$0.01	$(0.09)
Basic weighted average number of common shares	18,559	17,614	18,048	17,614
Diluted income (loss) per share	$(0.11)	$(0.04)	$0.01	$(0.09)
Diluted weighted average number of common shares	18,559	17,614	18,073	17,614

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollar amounts in thousands)

	Nine Months Ended July 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$229	$(1,596)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,946	28,385
Asset impairment, net	41	273
Amortization of deferred financing costs	2,495	1,873
Deferred income taxes	7,202	7,672
Stock-based compensation expense	1,372	784
(Gain) loss on sale of assets	474	(76)
Other than temporary impairment on marketable securities	695	—
Changes in operating assets and liabilities:
Accounts receivable	30,260	39,749
Inventories	(698)	(5,635)
Prepaids and other assets	6,191	5,383
Payables and other liabilities	(6,810)	(25,913)
Prepaid and accrued income taxes	(2,879)	(1,379)
Net cash provided by operating activities	69,518	49,520
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32,564)	(18,023)
Net proceeds from sale of (investment in) joint venture	1,170	(1,500)
Proceeds from sale of assets	7,515	1,350
Net cash used for investing activities	(23,879)	(18,173)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(646)	(541)
Proceeds from long-term borrowings	117,700	102,900
Repayments of long-term borrowings	(196,984)	(141,874)
Payment of deferred financing costs	(221)	(308)
Proceeds from exercise of stock options	78	—
Proceeds from the issuance of common stock	40,236	—
Net cash used for financing activities	(39,837)	(39,823)
Effect of foreign currency exchange rate fluctuations on cash	(227)	(48)
Net increase (decrease) in cash and cash equivalents	5,575	(8,524)
Cash and cash equivalents at beginning of period	8,696	13,100
Cash and cash equivalents at end of period	$14,271	$4,576

Supplemental Cash Flow Information:
Cash paid for interest	$10,305	$11,543
Cash paid for (refund of) income taxes	1,538	(5,702)

Non-cash Activities:
Capital equipment included in accounts payable	$3,554	$2,896